Exhibit 99.1

              AmNet Mortgage, Inc. Reports First Quarter Results;
                         Planned Portfolio Assets Sale;
                 Sale Scheduled to Close in Second Quarter 2004

     SAN DIEGO--(BUSINESS WIRE)--May 13, 2004--AmNet Mortgage, Inc. (formerly American Residential Investment Trust, Inc.) (Amex(R): INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide, today reported first quarter results, highlights of which included:

     -- First quarter consolidated net loss was $5.7 million, or $0.72 per basic and diluted share, including an after tax charge of $2.6 million, or $0.33 per basic and diluted share, to reclassify the majority of its mortgage asset portfolio as "held for sale" as a result of a pending sale of those assets; and

     --   $1.9 billion of mortgage loans were funded in the first quarter.

     Other Company highlights include:

     --   D3 Family Funds bought 1.1 million shares at a price of $9.50 a share;
          and

     -- Proceeds from the pending sale of mortgage portfolio assets are anticipated to be approximately $25 million, after extinguishment of related long-term debt.

     Consolidated Results

     For the first quarter of 2004, AmNet Mortgage, Inc. reported a consolidated net loss of $5.7 million, or $0.72 per basic and diluted share, including an after-tax charge of $2.6 million or $0.33 per basic and diluted share related to the majority of its mortgage asset portfolio being reclassified as "held for sale." Excluding the effects of this charge, consolidated net loss in the first quarter was $3.1 million or $0.39 per basic and diluted share, compared to a loss of $406 thousand or $0.05 per basic and diluted share in the fourth quarter of 2003. In previous guidance, the Company had anticipated a loss in the first quarter of 2004 related to margin compression and the continued expansion of its branch network.
     Commenting on first quarter results, John M. Robbins, Chief Executive Officer, said, "As a result of our decision to sell the majority of the remaining mortgage asset portfolio and focus entirely on our mortgage banking business, we reclassified certain portfolio assets from 'held for investment' to 'held for sale.' When we made that reclassification, we were obligated to mark those assets to market and we took a pre-tax valuation adjustment of $4.4 million. This was based on sales agreements for approximately $122 million of our portfolio assets, which we expect will be substantially complete in the second quarter. We intend to extinguish approximately $90 million in long-term debt and expect net proceeds from the sale to be approximately $25 million, subject to final due diligence. The majority of the net proceeds are anticipated to be received in the second quarter."
     Robbins continued, "The sale of these assets is an excellent example of the Company's taking advantage of market demand for seasoned non-prime loans, while, at the same time, divesting this non-strategic business. This opportunistic transaction has several benefits. The sale will simplify our balance sheet, virtually double our cash reserves, eliminate nearly all future prepayment or credit risk represented by the portfolio and unlock the cash equity previously invested in these assets. We can aggressively capitalize on the industry consolidation we expect to see in a purchase market. The management team now has even greater focus on its core business -- mortgage banking."
     Commenting on the results of the Company's mortgage banking business, Robbins noted, "During January and February, continuing market contraction resulted in margin compression. At the same time, we made significant progress investing in five new branches since year-end 2003, recruiting 7 experienced regional managers and 20 account executives, rolling out new products and launching our Subprime division. In February, the Company launched a subprime initiative as part of its strategy to grow market share and enhance margins. The program is being piloted in four regional centers."
     In March, the D3 Family Funds bought 1.1 million shares of AmNet Mortgage, Inc. (formerly American Residential Investment Trust) (INV) from Home Asset Management Corp., an affiliate of TCW/Crescent Mezzanine, for $9.50 per share, a premium to the public market price. David Nierenberg, President of Nierenberg Investment Management Company (manager of D3 Family Funds), was then elected to the Board of Directors.
     The Company reports its results in two segments -- mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

     Mortgage Banking Business -- American Mortgage Network (AmNet)

     AmNet funded $1.9 billion in home loans during the first quarter of 2004, approximately the same funding volume as in the fourth quarter of 2003. However, loan sales volume declined from $2.0 billion in the fourth quarter of 2003 to $1.6 billion in the first quarter of 2004. The decline was primarily due to large funding volumes late in the first quarter that will be sold in the second quarter of 2004, as compared to a larger proportion of funding volumes occurring earlier in the fourth quarter of 2003 and thus being sold in the same quarter.
     For the first quarter of 2004, AmNet's loss before income taxes was $5.9 million, compared to a loss before income taxes of $2.9 million in the fourth quarter of 2003. The loss in the first quarter of 2004 was a result of a decrease in loan sale volume, compressed margins during January and February and expenses related to the expansion of the branch network.
     In the first quarter of 2004, gain on the sale of loans was $15.5 million and, net of hedging losses and market adjustments of $6.6 million, totaled $8.9 million or 54 basis points on $1.6 billion of loan sales volume. This compared to gain on sales of $16.5 million, net of hedging losses and market adjustments of $3.6 million for a total net gain of $12.8 million, or 67 basis points, on $2.0 billion of loan sale volume in the fourth quarter of 2003.
     Interest income in the first quarter was $5.0 million and was offset by interest expense of $2.3 million, resulting in a net interest spread of $2.7 million, or 14 basis points on $1.9 billion of loan fundings in the first quarter of 2004. Operating expenses, which are total expenses of $19.9 million, less interest expense of $2.3 million, totaled $17.6 million during the first quarter, or 94 basis points, on loan fundings. These expenses included an estimated $5.3 million in sales commissions and other variable expenses, representing approximately 30% of total operating expenses.
     Commenting on mortgage operations in the first quarter, Robbins said, "As anticipated, overall revenues declined from the fourth quarter to the first quarter, principally due to a decline in loan sale volume and competitive pricing pressure in January and February. While loan funding volumes are a key driver to revenues, the actual timing of revenues is driven by loan sales. Loan sale volume in the first quarter reflected both a smaller inventory of loans going into the quarter and higher loan warehouse inventories at the end of the period. And while we also had a higher level of inventories at quarter end, the expected gains on these loans will not be recognized until the second quarter of 2004."
     Robbins noted, "We continued to expand our network of regional branch offices and aggressively hired account executives during what is typically the slowest home buying period of the year. Additionally, we successfully launched several `new' higher margin products, such as ARMs, Alt-A and jumbo loans as well as implemented the first phase of our Subprime initiative which, while not a major component of this year's earnings, is an operational milestone and should be a significant contributor to income in 2005. At the same time, we expanded into new geographic markets, including Ft. Lauderdale and Orlando, Florida; Melville, Long Island, New York; Kansas City, Kansas and Salt Lake City, Utah."

     Mortgage Asset Portfolio Investments

     Inclusive of the valuation adjustment on the mortgage portfolio of approximately $4.4 million pre-tax, the mortgage asset portfolio business recorded a pre-tax loss of $3.7 million during the first quarter of 2004, compared to $153 thousand in the fourth quarter of 2003. After the pending portfolio sale is substantially completed in the second quarter, mortgage portfolio assets will decline to under $20 million, and are expected to have nominal earnings and cash flow impact going forward.

     Liquidity and Book Value

     Cash and cash equivalents were $29.7 million as of March 31, 2004, compared to $46.5 million at December 31, 2003. Cash per outstanding share declined from $5.91 at December 31, 2003 to $3.78 at March 31, 2004. The Company's book value per outstanding share was $10.52 at March 31, 2004, compared to $11.24 at December 31, 2003. Cash balances decreased primarily due to increased cash investments in loan inventories associated with higher warehouse volumes, reduction of liabilities and the aforementioned and anticipated operating losses.
     Robbins noted. "Our loans are funded with warehouse line borrowings and corporate cash. The 'haircuts' are typically 2% to 4% of the loan balance. Our cash investments or 'haircuts' are recouped when the loans are sold to investors. In periods of increasing volumes, we deploy our cash and build our loan inventories. This occurred in the first quarter when our cash investments in loan inventories increased by approximately $6.4 million."

     2004 Guidance

     AmNet's loan production for 2004 is expected to be approximately $11 to $12 billion. The Company is modifying its estimate for 2004 consolidated net income to a range of $6.4 million to $8.6 million, or $.75 to $1.00 per diluted share. Pre-tax earnings for 2004 are anticipated to be in the range of $10.8 million to $14.5 million. The funding outlook is based on an expectation that interest rates will continue to rise moderately with refinancing demand declining significantly from first quarter levels. Revised earnings guidance is primarily related to the decision to sell the majority of the mortgage portfolio which is expected to reduce after-tax net income by approximately $0.33 per diluted share. While the Company realized significant tax benefits in 2003, it is assuming a full effective combined tax rate of approximately 41% for 2004.
     Commenting on revised guidance, Robbins noted, "The mortgage market is quickly recalibrating and returning to a normal purchase market. It is anticipated that spring and summer will see increased home purchases. However, the overall market is contracting due to rising interest rates and lower refinance demand. We expect to see very competitive pricing and market contraction throughout 2004 as well as continued consolidation within the mortgage banking industry."

     Robbins added, "We will continue to implement our growth plan this year which includes:

     --   Opening 11 new offices, bringing total branch count to 31.

     -- Actively recruiting commissioned account executives; our goal is to have 200 account executives on board by December, 2004.

     -- Rolling out our 'small town America strategy,' i.e. hiring highly trained professionals to serve the needs of cities with populations of 25,000 to 150,000. These individuals will represent AmNet out of their homes, using our enhanced Web-based capabilities and new technology platform. Their loan originations will be underwritten and funded through established regional centers. Overhead expenses remain fixed while sales increase.

     -- Broadening our product mix, from smaller margin FannieMae, FreddieMac and GinnieMae agency products, to higher margin products -- Alt-A, subprime and second mortgages.

     -- Utilizing our new technology platform to handle more loan volume as new branches open and existing locations expand originations as well as helping mortgage brokers do more business over the Internet."

     Robbins said, "Housing will continue to be a growth industry. Today's mortgage market is being driven by more than rates. The business is being driven by several fundamental demographic shifts, causing existing housing inventories to remain at low levels across the nation. Household formation continues to increase with the improving economy and renewed job growth is an encouraging sign for the housing industry."
     "We anticipate modest profitability in the second quarter with profits increasing in the third and fourth quarters of 2004 as quarter-over-quarter volumes increase and our branch network matures," Robbins stated. "In a purchase market, mortgage brokers value the fact that AmNet does not compete against them in the retail channel and is dedicated to a single customer base. We are strategically aligned with the major bank affiliated lenders who expect to grow their servicing businesses as refinance transactions decline. Our strong cash position and solid balance sheet enhance the Company's potential in a consolidating market."
     Robbins concluded, "This is a pivotal year for AmNet as we transition to a normalized, purchase market and leverage the investments we have made in our branching system during the last two years. As our branches mature, we expect to achieve key operational milestones that include sustained monthly volume of $1.2 to $1.5 billion by year-end 2004. Only nine of our 26 branches are considered mature today. We expect that non-agency, higher margin loan products will be 30 percent of our total loan volume by year end. And while subprime loans are not expected to be a significant portion of our loan mix in 2004, the investments we make in 2004 will enable this product line to contribute greatly in 2005."

     Other Initiatives

     Today, the Company announced a stock repurchase program of up to 400,000 shares of its outstanding common stock contingent upon the completion of its pending mortgage asset portfolio sale and receipt of approximately $25 million.
     On May 6, the Company announced its intention to move its common stock listing from AMEX to the NASDAQ National Market System in June 2004. It is anticipated that the Company's common stock will begin trading on NASDAQ under its new symbol, AMNT, sometime in June. INV shares will continue trading on AMEX until the move is completed.
     Recently, the Company changed its corporate name to AmNet Mortgage, Inc. The new name more closely aligns the parent company with American Mortgage Network, the company's primary subsidiary and core business.

     Conference Call and Webcast

     Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss first quarter operating performance. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith
A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amnetmortgageinc.com and click on the link that appears on the home page. The webcast will also be available live at www.fulldisclosure.com.
     An online replay will be available at www.amnetmortgageinc.com for one year. A telephone replay will be available through May 20, 2004 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 7316480. Electronic versions of news releases may be accessed via the Company's web site at www.amnetmortgageinc.com.

     About AmNet Mortgage, Inc.

     AmNet Mortgage Inc., formerly American Residential Investment Trust, Inc., is the parent company of American Mortgage Network. For more information, please visit amnetmortgageinc.com.

     About American Mortgage Network

     Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Minnesota, New Jersey, New York, North Carolina, Oregon, Rhode Island, Texas, Virginia and Washington.
     AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 49 states and the District of Columbia either by license or exemption. AmNet has 5,000 approved broker customers across the nation. For more information, please visit www.amnetmortgage.com.

     Forward-Looking Statement

     Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding:
     The timing and financial and operational impact of the pending sale of a majority of the Company's mortgage asset portfolio; the Company's anticipated timing for recognizing gains on loan sales; the Company's 2004 guidance (including guidance and anticipated results for the remaining quarters) and the anticipated market and operational factors and milestones contributing thereto; the contribution of the Company's subprime loan operations in 2005; implementation of the Company's stock repurchase program and the timing of the Company's move to NASDAQ. The Company's ability to meet its operational and financial goals are subject to risks including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the large concentration of the Company's loans in California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; the completion of the Company's pending sale of mortgage portfolio assets; and the Company's lack of significant experience with subprime loans. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market, including subprime loans; the stability of the subprime mortgage secondary market; the predictability of the Company's expenses and margins; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of mortgage loans, including subprime loans; the Company's liquidity position; the availability of qualified mortgage professionals and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.
                                                     Three     Three
                                                     Months    Months
                                                     Ended     Ended
                                       -------------------------------
                                                   3/31/2004 3/31/2003
                                       -------------------------------
                       Income Statement
---------------------------------------

              Mortgage Banking Segment:
                               Revenues
                 Gain on sales of loans             $15,515   $20,209
                                       -------------------------------
      Derivative financial instruments:
      Forward sales of mortgage backed
    securities (MBS) and options on MBS              (5,487)      (52)
  Market adjustment on loan commitment
                               pipeline              (1,157)   (2,159)
                                       -------------------------------
            Total derivative financial
                            instruments              (6,644)   (2,211)
                                       -------------------------------
           Gain on sales of loans, net
               of derivative financial
                            instruments               8,871    17,998
            Interest on mortgage assets               5,013     5,902
                           Other income                  80        17
                                       -------------------------------
                 Total revenue, net of
                  derivative financial
                            instruments              13,964    23,917
                                       -------------------------------

                               Expenses
                       Interest expense               2,346     2,674
                     Operating expenses              17,536    14,296
                                       -------------------------------
                         Total expenses              19,882    16,970
                                       -------------------------------

   (Loss) income before income taxes --
               Mortgage Banking Segment             $(5,918)   $6,947

      Mortgage Asset Portfolio Segment:
                               Revenues
   Interest on mortgage assets, net of
                   premium amortization              $1,628    $3,344
                           Other income                 216       198
                                       -------------------------------
                          Total revenue               1,844     3,542
                                       -------------------------------

                               Expenses
                       Interest expense                 895     1,539
              Provision for loan losses                  --       919
 Gain on sale of real estate owned, net                (259)     (184)
 Valuation adjustment -- bond collateral              4,428        --
                     Operating expenses                 430       912
                                       -------------------------------
                         Total expenses               5,494     3,186
                                       -------------------------------

   (Loss) income before income taxes --
       Mortgage Asset Portfolio Segment             $(3,650)     $356

 Consolidated (loss) income -- Combined
                               Segments             $(9,568)   $7,303
           Income tax (benefit) expense             $(3,896)    1,826
Income tax benefit from termination of
                            REIT status                  --     6,679
               Consolidated Net (loss)
                                 income             $(5,672)  $12,156
                         Per Share Data
---------------------------------------
        Weighted average common shares
                            outstanding           7,874,347 7,862,869
  Consolidated (loss) income per share
                                  basic              $(0.72)    $1.55
  Consolidated (loss) income per share
                                diluted              $(0.72)    $1.53


         Loan Origination and Sale Data
---------------------------------------
 Total mortgage loans funded in period
                           ($ millions)              $1,871    $2,078
                 Number of loans funded              10,633    11,697
Total mortgage loans sold in period
                           ($ millions)              $1,642    $1,982

                     Balance Sheet Data
---------------------------------------
              Cash and cash equivalents             $27,647   $22,786
                        Restricted cash               2,100     1,750

Bond collateral mortgage loans and real
   estate owned, net of reserves, held
                         for investment              21,215   236,765

Bond collateral mortgage loans and real
   estate owned, net of reserves, held
                               for sale             116,225

      Mortgage loans held for sale, net             510,524   488,007

                           Total assets             697,060   767,153

                        Short-term debt             585,389   477,445

                    Long-term debt, net              20,078   206,098

             Total stockholders' equity             $82,817   $71,644
             Book value per share basic              $10.52     $9.11
           Book value per share diluted               $9.68     $9.02

                   Debt to equity ratio               7.3:1     9.5:1

($ in thousands, except per share data and as noted)


    CONTACT: AmNet Mortgage, Inc., San Diego
             Investor and Analyst Relations:
             Judith Berry, Executive Vice President and Chief
             Financial Officer, 858-909-1230
             jberry@amnetmortgage.com
                or
             Clay Strittmatter, Senior Vice President, Finance
             858-909-1340
             cstrittmatter@amnetmortgage.com
                or
             FRB
             Rose Tucker, 310-407-6522
             rtucker@financialrelationsboard.com
                or
             AmNet Mortgage, Inc.
             Media Relations:
             Kasey Emmel, Vice President, Marketing & Communications
             858-909-1335
             kemmel@amnetmortgage.com
                or
             Forti Communications Inc.
             Corinne Forti, President, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com